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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*

                      FUSION MEDICAL TECHNOLOGIES, INC.


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                              (NAME OF ISSUER)


                                Common Stock
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                       (TITLE OF CLASS OF SECURITIES)


                                361128 10 1
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                               (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

                              Page 1 of 5 Pages

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CUSIP NO. 361128 10 1                13G                    Page 2 of 5 Pages

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   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Philip M. Sawyer   ###-##-####
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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) / /
                                                                       (b) / /
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   3    SEC USE ONLY

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   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

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                     5   SOLE VOTING POWER

 NUMBER OF SHARES        455,675
   BENEFICIALLY      ---------------------------------------------------------
   OWNED BY EACH     6   SHARED VOTING POWER
 REPORTING PERSON
       WITH              0
                     ---------------------------------------------------------
                     7   SOLE DISPOSITIVE POWER

                         455,675
                     ---------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                         0
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   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        455,675

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   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.42%

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   12   TYPE OF REPORTING PERSON*
        IN

------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT
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CUSIP NO. 361128 10 1                                       Page 3 of 5 Pages

ITEM 1.
     (a)  Name of Issuer:     Fusion Medical Technologies, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

               1615 Plymouth Street
               Mountain View, CA  94043

ITEM 2.
     (a)  Name of Person Filing:   Philip M. Sawyer

     (b)  Address of Principal Business Office or, if none, Residence

               1615 Plymouth Street
               Mountain View, CA  94043

     (c)  Citizenship:   United States of America

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number:  361128 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

     (a)  / /   Broker or Dealer registered under Section 15 of the Act

     (b)  / /   Bank as defined in section 3(a)(6) of the Act

     (c)  / /   Insurance Company as defined in section 3(a)(19) of the Act

     (d)  / /   Investment Company registered under section 8 of the Investment
                Company Act

     (e)  / /   Investment Adviser registered under section 203 of the
                Investment Advisers Act of 1940

     (f)  / /   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

     (g)  / /   Parent Holding Company, in accordance with Section
                240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  / /   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

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CUSIP NO. 361128 10 1                                       Page 4 of 5 Pages

ITEM 4.  OWNERSHIP
     (a)  Amount Beneficially Owned:    455,675

     (b)  Percent of Class:   6.42% (based on total outstanding shares at
          12/31/97 of 7,098,892)

     (c)  Number of shares as to which such person has: 455,675

          (i)   sole power to vote or to direct the vote: 455,675

          (ii)  shared power to vote or to direct the vote:   0

          (iii) sole power to dispose or direct the disposition of: 455,675

          (iv)  shared power to dispose or direct the disposition of:   0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
that five percent of the class of securities, check the following    / /

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Inapplicable.

Item 8.   Identification and Classification of Members of the Group
          Inapplicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Inapplicable.

CUSIP NO. 361128 10 1                                       Page 5 of 5 Pages

ITEM 10.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   FEBRUARY 13, 1998
                                   ------------------------------------
                                                  Date


                                   /s/ PHILIP M. SAWYER
                                   ------------------------------------
                                                Signature


                                   PHILIP M. SAWYER
                                   ------------------------------------
                                                Name/Title